EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                            SERIES C PREFERRED STOCK
                                       AND
                            SERIES D PREFERRED STOCK
                                       OF
                                 PALADYNE CORP.

                         (Pursuant to Section 151(g) of
                       the Delaware General Corporate Law)
                                    --------


     1. The name of the corporation is Paladyne Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation").
                                                           -----------

     2. The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock"), and expressly vests in the
                                ---------------
Board of Directors of the Corporation the authority to establish and designate one or more series of Preferred Stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and the variations and the relative rights, preferences and limitations as between each series.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, by unanimous written consent, dated as of September 24, 2001, has adopted the following resolutions creating a Series C issue of Preferred Stock and a Series D issue of Preferred Stock:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by Article 4 of the Corporation's Certificate of Incorporation, (i) One Million Eight Hundred Thousand (1,800,000) authorized shares of Preferred Stock shall be designated as 8% Cumulative Convertible Series C Preferred Stock (the "Series C Preferred
                                                         ------------------
Stock") and (ii) One Million Fifty Thousand (1,050,000) authorized shares of
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Preferred Stock shall be designated as 8% Cumulative Convertible Series D
Preferred Stock (the "Series D Preferred Stock"), and shall possess the rights
                      ------------------------
and privileges set forth below:

     A.  General. All shares of Series C Preferred Stock and of Series D
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Preferred Stock shall be identical to each other in all respects except for certain voting rights as specified in Part C below and certain liquidation preferences as specified in Part E below. All shares of Series C Preferred Stock and of Series D Preferred Stock shall be of such rank as to any other outstanding series of Preferred Stock, if any, of the Corporation as to dividends and as to distributions upon liquidation, dissolution or winding up (except as described below), as shall be provided herein and in the resolutions of the Board of Directors of the Corporation creating such other series of Preferred Stock.


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     B.  Conversion. Each of the holders of Series C Preferred Stock and
         ----------
Series D Preferred Stock shall have the following conversion rights:

         (i) Right to Convert and Automatic Conversion. Each share of Series C Preferred Stock and Series D Preferred Stock then outstanding shall be convertible, at the option of the holder thereof, without the payment of any additional consideration, into ten (10) shares fully-paid and non-assessable of the Corporation's Common Stock, $.001 par value per share (the "Common Stock"),
                                                                ------------
subject to adjustment as provided below (the "Conversion Ratio"), at any time,
                                              ----------------
and from time to time commencing one hundred and fifty (150) days after the initial issuance of any shares of the Series C Preferred Stock. Conversion shall become mandatory when the average closing market price for the Common Stock for any fifteen (15) consecutive trading days is at least $1.25 per share (the "Conversion Event").
 ---------------

         (ii)  Mechanics of Optional Conversion. Each holder of
               --------------------------------
Series C Preferred Stock and Series D Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice to the Corporation by the execution and delivery to it of a notice of conversion, together with the certificates for the shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, which are to be converted. The Corporation shall use its reasonable best efforts to issue and deliver, within five (5) days business days after it receives the certificate or certificates for the shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, to be converted, with proper endorsement if necessary, from the holder electing conversion, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled upon the conversion, together with a certificate for any Series C Preferred Stock or Series D Preferred Stock, as the case may be, which are represented by the certificate or certificates surrendered by the holder but which the holder had not elected to convert.

         (iii)  Mechanics of Mandatory Conversion. After a Conversion Event, the
                ---------------------------------
Corporation shall send to each holder of Series C Preferred Stock and each holder of Series D Preferred Stock a written notice specifying (x) the date on which the Conversion Event has occurred, (y) the date as of which the shares of Series C Preferred Stock and shares of Series D Preferred Stock shall be converted to Common Stock, and (z) the number of shares of Common Stock issuable by reason of the Conversion Event. Upon the Conversion Event, the Series C Preferred Stock and the Series D Preferred Stock shall be automatically converted into the number of shares of Common Stock that the holder would have the right to convert at the Conversion Ratio in effect on the day immediately prior to the last trading day in the measuring period for the Conversion Event. The Corporation shall use its reasonable best efforts to issue and deliver, within five (5) business days after it receives the certificate or certificates for the shares of Series C Preferred Stock or the shares of Series D Preferred Stock, as the case may be, to be converted, with proper endorsement if necessary, from the holders, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled to upon the conversion. Closing market price for purposes of determining whether a Conversion Event has occurred shall mean (x) if the Common Stock is then listed on the Nasdaq Small-Cap or National System or on a national securities exchange, the average of the last reported sales prices for each trading day during the measurement period or (y) if the Common Stock is then traded on the OTC Bulletin Board or other trading system, the average of the closing bid prices for each trading day during the measurement period.


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


         (iv)  Adjustment. In the event of a stock split, stock dividend,
               ----------
reorganization, recapitalization or other event affecting the Common Stock or the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio. In the case of any capital reorganization of the Corporation, or any consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the holder of each share of Series C Preferred Stock and Series D Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, consolidation, merger, sale or conveyance by a holder of shares of Common Stock of the Corporation into which such share of Series C Preferred Stock or the Series D Preferred Stock, might have been converted immediately prior to such reorganization, consolidation, merger, sale or conveyance, and shall have no further conversion rights under these provisions; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive pursuant to the provisions hereof. In the case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Paragraph (iv) to Common Stock shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this Paragraph shall apply to successive stock splits, stock dividends, reorganizations, recapitalizations or other events affecting the Common Stock or the Series C Preferred Stock or the Series D Preferred Stock, as the case may be. Whenever the Conversion Ratio and/or the securities issuable upon conversion is adjusted as herein provided, the Corporation shall give written notice to the holders of the Series C Preferred Stock and the Series D Preferred Stock of such adjustment setting forth the new Conversion Ratio and the number of shares of Common Stock (or other securities) issuable upon conversion and a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

         (v)  Fractional Shares. No fractional shares of Common Stock shall be
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issued upon the conversion of any shares of Series C Preferred Stock or shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, round up or down any fractional share to the nearest whole share of Common Stock.

         (vi)  Reservation of Common Stock Issuable Upon Conversion. The
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Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then


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


outstanding shares of the Series C Preferred Stock and Series D Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock and Series D Preferred Stock, the Corporation will use its best efforts to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (vii)  Status of Converted Stock. Upon the Corporation receiving a
                -------------------------
notice of conversion for any shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, pursuant to this Part B, or upon the Corporation giving a notice of mandatory conversion pursuant to this Part B, the shares of Series C Preferred Stock or Series D Preferred covered by such notice of conversion shall no longer be deemed outstanding and all rights with respect to such shares shall cease and be cancelled (except for the right of the holders thereof to receive shares of Common Stock upon conversion thereof), and such shares of Series C Preferred Stock or Series D Preferred Stock, as the case may be, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series C Preferred Stock or Series D Preferred Stock.

     C.  Voting Rights.
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         (i)  Generally. Except as set forth in Paragraph (ii) below and as
              ---------
required by applicable law, (x) the holder of each issued and outstanding share of Series C Preferred Stock or Series D Preferred Stock, as the case may be, shall have the right to cast that number of votes equal to number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock and Series D Preferred Stock at the then Conversion Ratio on every matter duly brought before the holders of Common Stock at all meetings of stockholders of the Corporation to be held prior to the conversion of the Series C Preferred Stock or Series D Preferred Stock, and (y) the holders of Series C Preferred Stock and Series D Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

         (ii)  Separate Vote. The approval of the holders of a majority of the
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outstanding shares of Series C Preferred Stock or Series D Preferred Stock, each voting as a separate class and having one vote per share, shall be required for:

               (a) the amendment of any of the terms and conditions of the Series C Preferred Stock or Series D Preferred Stock, as the case may be,

               (b) the issuance of any securities with rights, preferences and privileges (the "Preferences") equal to or superior than the Preferences of the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, and

               (c) as otherwise required by the General Corporation Law of the State of Delaware.

     D.  Dividends.
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         (i)  Declaration and Payment. The holders of the Series C Preferred
              -----------------------
Stock and the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of the Directors of the Corporation, a cumulative dividend at the rate of $.13 1/3 per share per annum, based upon a twelve (12) month year, subject to pro rata reduction for a dividend


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


measurement period of less than twelve (12) months, payable either in cash or in shares of Common Stock at the election of the Board of Directors of the Corporation, on the last business day of October in each year, commencing October 31, 2002, to each holder of record on a date which is ten (10) days prior to the applicable payment date. So long as any shares of Series C Preferred Stock or Series D Preferred Stock are outstanding, no dividend shall be declared or paid or other distribution made on the Common Stock or any other class or series of the Corporation's capital stock ranking as to dividends on a parity with or junior to the Series C Preferred Stock and Series D Preferred Stock, unless the preferential dividends on the Series C Preferred Stock and Series D Preferred Stock through the dividend declaration date shall have been paid in full or declared and set aside for payment. No dividends shall be paid on the Series C Preferred Stock or the Series D Preferred Stock at such time as such payment would violate the laws of the State of Delaware or any agreement to which the Corporation is a party or may be bound. Should the Corporation elect to pay any dividend in shares of Common Stock, the number of shares to be issued shall be the result of dividing (x) the average market value for the Common Stock for the ten (10) consecutive trading days immediately preceding the record date for the dividend by (y) the amount of the dividend payable per share of Series C Preferred Stock or Series D Preferred Stock, as the case may be. The market value shall be determined by the procedure in the last sentence of Paragraph (iii) of Part B above. Further, upon conversion of any shares of Series C Preferred Stock or Series D Preferred Stock pursuant to Part B above, any accumulated but unpaid dividends on the shares being converted shall be deemed waived.

         (ii)  Adjustment. In the event of a stock dividend, stock split-up,
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share combination, recapitalization or other capital transaction effecting the
Series C Preferred Stock or Series D Preferred Stock, as the case may be, the Board of Directors of the Corporation shall determine whether such transaction would cause an adjustment to the amount of the preferential annual dividend on the Series C Preferred Stock and the Series D Preferred Stock, the Board of Directors shall give written notice to each holder of the Series C Preferred Stock or the Series D Preferred Stock, as the case may be, specifying the applicable transaction, the adjusted preferential dividend amount and a calculation of the adjustment.

     E.  Liquidation Preference.  In the event of any liquidation, dissolution
         ----------------------
or other winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), each holder of the shares of the Series C Preferred Stock or
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Series D Preferred Stock, as the case may be, shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, from any source, and be senior to all other equity securities of the Corporation and shall be entitled to receive, prior to and in preference to any payments to any of the holders of any other equity securities, for the following:

         (i)  Series C Preferred Stock. For each share of Series C Preferred
              ------------------------
Stock then held by a holder, cash in an amount equal to $1.66 per share, plus declared, unpaid and accrued dividends (the "Preferential C Amount"). Such
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payment shall be made pari passu to the holders of the Series D Preferred Stock and of any other series of Preferred Stock ranking on a parity (the "Parity Stock") with the Series C Preferred Stock with respect to payment on Liquidation of the Corporation. All payments to holders of Series C Preferred Stock upon Liquidation shall be in cash.


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


         (ii)  Series D Preferred Stock. For each share of Series D Preferred
               ------------------------
Stock then held by a holder, cash or assets of the Corporation in an amount equal to $1.66 per share, plus declared, unpaid and accrued dividends (the "Preferential D Amount"). Such payment shall be made pari passu to the holders
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of the Series C Preferred Stock and of any other series of Parity Stock, subject to the right of the holders of the Series D Preferred Stock set forth in this Paragraph. Upon Liquidation, in payment of all or part of their Preferential D Amount the holders of the Series D Preferred Stock shall have the right to take assets of the Corporation designated by each such holder in lieu of cash payment. The assets designated by the holders of Series D Preferred Stock shall be valued at the value of such assets as shown on the most recent publicly available balance sheet of the Corporation.

         (iii)  Priorities. If the assets (including securities) thus
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distributed or distributable among the holders of the Series C Preferred Stock or Series D Preferred Stock, as the case may be, and holders, if any, of Parity Stock, shall be insufficient to permit the payment to such holders of the full Preferential C Amount and the full Preferential D Amount and preferential dividend to the holders of any Parity Stock, then the entire assets (including securities) available for distribution shall be distributed pro-rata among the holders of the Series C Preferred Stock or Series D Preferred Stock, and such holders of Parity Stock ratably in proportion to the preferential amount of each such holder is otherwise entitled to receive. After payment shall have been made to the holders of shares of Series C Preferred Stock or Series D Preferred Stock of the full Preferential C Amount and the full Preferential D Amount, the holders of shares of the Series C Preferred Stock or Series D Preferred Stock shall be entitled to no further distributions thereon, and the holders of the shares of the Common Stock and of shares of any other series of stock of the Corporation ranking junior to the Series C Preferred Stock or Series D Preferred Stock in respect of distribution of assets, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

         (iv)  Merger not Liquidation. A merger or consolidation of the
               ----------------------
Corporation with or into any other corporation, or a sale, lease, exchange or transfer of all or any part of the assets of the Corporation which shall not result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a Liquidation within the meaning of this Part E.

     F.  Redemption Rights.  Neither the Corporation nor any holder of shares of
         -----------------
Series C Preferred Stock or Series D Preferred Stock shall have the right to cause or permit the redemption by the Corporation of any outstanding shares of Series C Preferred Stock or Series D Preferred Stock.

     G.  Preemptive Rights.  The holders of the Series C Preferred Stock and of
         -----------------
the Series D Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Corporation by reason of their ownership of the Series C Preferred Stock or Series D Preferred Stock, as the case may be.

     FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series C Preferred Stock and the Series D Preferred Stock and fixing the number, powers, preferences and relative, optional, participating and other special


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rights and the qualifications, limitations, restrictions and other distinguishing characteristics thereof, shall, upon the effective date of these Series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by a duly authorized officer on the 22nd day of October, 2001.

                                         PALADYNE CORP.



                                         By: ___________________________________
                                             Terrence J. Leifheit
                                             Chairman and CEO

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